SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              Silgan Holdings Inc.
                                (Name of Issuer)

                          Common Stock, par value $.01
                         (Title of Class of Securities)

                                   827048 10 9
                                 (CUSIP Number)

                  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                        -------------------
CUSIP No. 827048 10 9                   13G                  Page 2 of 18 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

            The Morgan Stanley Leveraged Equity Fund II, L.P.
              06-6312775

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                       (a)  |X|
                                                                       (b)  |_|

--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

--------------------------------------------------------------------------------
                  5   SOLE VOTING POWER
                         0
NUMBER OF      -----------------------------------------------------------------
    SHARES        6   SHARED VOTING POWER
BENEFICIALLY             12,988,930
    OWNED BY   -----------------------------------------------------------------
    EACH          7   SOLE DISPOSITIVE POWER
REPORTING                0
    PERSON     -----------------------------------------------------------------
    WITH          8   SHARED DISPOSITIVE POWER
                         5,835,842
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           12,988,930

--------------------------------------------------------------------------------
  10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           68.9%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*
           PN

--------------------------------------------------------------------------------

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP No. 827048 10 9                   13G                  Page 3 of 18 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

            Morgan Stanley Leveraged Equity Fund II, Inc.


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                       (a)  |X|
                                                                       (b)  |_|

--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

--------------------------------------------------------------------------------
                  5   SOLE VOTING POWER
                         0
NUMBER OF      -----------------------------------------------------------------
    SHARES        6   SHARED VOTING POWER
BENEFICIALLY             12,988,930
    OWNED BY   -----------------------------------------------------------------
    EACH          7   SOLE DISPOSITIVE POWER
REPORTING                0
    PERSON     -----------------------------------------------------------------
    WITH          8   SHARED DISPOSITIVE POWER
                         5,835,842
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           12,988,930

--------------------------------------------------------------------------------
  10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           68.9%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*
           CO

--------------------------------------------------------------------------------

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP No. 827048 10 9                   13G                  Page 4 of 18 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

            Morgan Stanley, Dean Witter, Discover & Co.
              36-3145972

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                       (a)  |X|
                                                                       (b)  |_|

--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

--------------------------------------------------------------------------------
                  5   SOLE VOTING POWER
                         0
NUMBER OF      -----------------------------------------------------------------
    SHARES        6   SHARED VOTING POWER
BENEFICIALLY             12,988,930
    OWNED BY   -----------------------------------------------------------------
    EACH          7   SOLE DISPOSITIVE POWER
REPORTING                0
    PERSON     -----------------------------------------------------------------
    WITH          8   SHARED DISPOSITIVE POWER
                         5,835,842
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           12,988,930

--------------------------------------------------------------------------------
  10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           68.9%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*
           CO

--------------------------------------------------------------------------------

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP No. 827048 10 9                   13G                  Page 5 of 18 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

            R. Philip Silver


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                       (a)  |X|
                                                                       (b)  |_|

--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

--------------------------------------------------------------------------------
                  5   SOLE VOTING POWER
                         0
NUMBER OF      -----------------------------------------------------------------
    SHARES        6   SHARED VOTING POWER
BENEFICIALLY             12,988,931
    OWNED BY   -----------------------------------------------------------------
    EACH          7   SOLE DISPOSITIVE POWER
REPORTING                3,576,544
    PERSON     -----------------------------------------------------------------
    WITH          8   SHARED DISPOSITIVE POWER
                         1
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           12,988,931

--------------------------------------------------------------------------------
  10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           68.9%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*
           IN

--------------------------------------------------------------------------------

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP No. 827048 10 9                   13G                  Page 6 of 18 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

            D. Greg Horrigan


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                       (a)  |X|
                                                                       (b)  |_|

--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

--------------------------------------------------------------------------------
                  5   SOLE VOTING POWER
                         0
NUMBER OF      -----------------------------------------------------------------
    SHARES        6   SHARED VOTING POWER
BENEFICIALLY             12,988,931
    OWNED BY   -----------------------------------------------------------------
    EACH          7   SOLE DISPOSITIVE POWER
REPORTING                3,576,544
    PERSON     -----------------------------------------------------------------
    WITH          8   SHARED DISPOSITIVE POWER
                         1
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           12,988,931

--------------------------------------------------------------------------------
  10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           68.9%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*
           IN

--------------------------------------------------------------------------------

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP No. 827048 10 9                   13G                  Page 7 of 18 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

            Silver Family Limited Partnership


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                       (a)  |X|
                                                                       (b)  |_|

--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

--------------------------------------------------------------------------------
                  5   SOLE VOTING POWER
                         0
NUMBER OF      -----------------------------------------------------------------
    SHARES        6   SHARED VOTING POWER
BENEFICIALLY             12,988,930
    OWNED BY   -----------------------------------------------------------------
    EACH          7   SOLE DISPOSITIVE POWER
REPORTING                0
    PERSON     -----------------------------------------------------------------
    WITH          8   SHARED DISPOSITIVE POWER
                         154,198.3
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           12,988,930

--------------------------------------------------------------------------------
  10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           68.9%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*
           PN

--------------------------------------------------------------------------------

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP No. 827048 10 9                   13G                  Page 8 of 18 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

            Horrigan Family Limited Partnership


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                       (a)  |X|
                                                                       (b)  |_|

--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

--------------------------------------------------------------------------------
                  5   SOLE VOTING POWER
                         0
NUMBER OF      -----------------------------------------------------------------
    SHARES        6   SHARED VOTING POWER
BENEFICIALLY             12,988,930
    OWNED BY   -----------------------------------------------------------------
    EACH          7   SOLE DISPOSITIVE POWER
REPORTING                0
    PERSON     -----------------------------------------------------------------
    WITH          8   SHARED DISPOSITIVE POWER
                         154,198.3
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           12,988,930

--------------------------------------------------------------------------------
  10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           68.9%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*
           PN

--------------------------------------------------------------------------------

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP No. 827048 10 9                   13G                  Page 9 of 18 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

            S&H Inc.
              06-1204958

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                       (a)  |X|
                                                                       (b)  |_|

--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

            Connecticut

--------------------------------------------------------------------------------
                  5   SOLE VOTING POWER
                         0
NUMBER OF      -----------------------------------------------------------------
    SHARES        6   SHARED VOTING POWER
BENEFICIALLY             1
    OWNED BY   -----------------------------------------------------------------
    EACH          7   SOLE DISPOSITIVE POWER
REPORTING                0
    PERSON     -----------------------------------------------------------------
    WITH          8   SHARED DISPOSITIVE POWER
                         1
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1

--------------------------------------------------------------------------------
  10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           0.0%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*
           CO

--------------------------------------------------------------------------------

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 10 of 18 Pages

Item 1(a).        Name of Issuer.

         Silgan Holdings Inc. (the "Company")

Item 1(b).        Address of Issuer's Principal Executive Offices.

         4 Landmark Square
         Stamford, Connecticut  06901

Item 2(a).        Name of Person Filing.

         The Morgan Stanley Leveraged Equity Fund II, L.P. ("MSLEF II")

         Morgan Stanley Leveraged Equity Fund II, Inc. ("MSLEF II, Inc.")

         Morgan Stanley, Dean Witter, Discover & Co. ("Morgan Stanley")

         D. Greg Horrigan

         R. Philip Silver

         Horrigan Family Limited Partnership

         Silver Family Limited Partnership

         S&H Inc.

Item 2(b).        Address of Principal Business Office or, if None, Residence.

         The business address of MSLEF II is 1221 Avenue of the Americas, New York, New York 10020.

         The business address of MSLEF II, Inc. is 1221 Avenue of the Americas, New York, New York 10020.

         The business address of Morgan Stanley is 1585 Broadway, New York, New York 10036.

         The business address of D. Greg Horrigan is 4 Landmark Square, Suite 400, Stamford, Connecticut 06901.

         The business address of R. Philip Silver is 4 Landmark Square, Suite 400, Stamford, Connecticut 06901.

         The business address of the Horrigan Limited Partnership is 4 Landmark Square, Suite 400, Stamford, Connecticut 06901.

         The business address of the Silver Family Limited Partnership is 4 Landmark Square, Suite 400, Stamford, Connecticut 06901.

         The business address of S&H Inc. is 4 Landmark Square, Suite 400, Stamford, Connecticut 06901.

                                                             Page 11 of 18 Pages

Item 2(c).        Citizenship.

         Each of the persons filing this statement is a United States citizen or a corporation or limited partnership organized under the laws of a state of the United States.

Item 2(d).        Title of Class of Securities.

         This statement relates to the Company's Common Stock, $.01 par value per share.

Item 2(e).        CUSIP Number.

         827048 10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)  |_| Broker or Dealer registered under Section 15 of the Act,

         (b)  |_| Bank as defined in Section 3(a)(6) of the Act,

         (c)  |_| Insurance Company as defined in Section 3(a)(19) of the Act,

         (d) |_| Investment Company registered under Section 8 of the Investment Company Act,

         (e) |_| Investment Adviser registered under Section 203 of the Investment Advisors Act of 1940,

         (f) |_| Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F),

         (g) |_| Parent Holding Company, in accordance with Section 240.13d-1(b)(1)(ii)(G),

         (h)  |_| Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

            Not applicable.

                                                             Page 12 of 18 Pages

Item 4.           Ownership.
         (a), (b) and (c)

         The table below indicates the beneficial ownership of Common Stock as of December 31, 1997 of the persons filing this statement:

                                              Beneficial          Percent of
                                             Ownership (1)         Class (2)
                                             -------------         ---------

The Morgan Stanley Leveraged                    12,988,930           68.9%
     Equity Fund II, L.P. (4)

The Morgan Stanley Leveraged                    12,988,930           68.9%
       Equity Fund II, Inc. (5)

Morgan Stanley, Dean Witter,                    12,988,930           68.9%
       Discover & Co. (6)

R. Philip Silver (3)(4)                         12,988,931           68.9%

D. Greg Horrigan (3)(4)                         12,988,931           68.9%

Silver Family Limited Partnership (4)(7)        12,988,930           68.9%

Horrigan Family Limited Partnership (4)(7)      12,988,930           68.9%

S&H Inc. (3)                                             1              0%

--------------------------------------------------------------------------------

         (1) Each person shares voting and dispositive power with the other persons listed in this chart, with respect to the shares shown as beneficially owned, except as indicated below.

         (2) Based on 18,862,834 shares of Common Stock outstanding as of December 31, 1997.

         (3) Messrs. Silver and Horrigan share voting and dispositive power with respect to one (1) share of Common Stock, which share of Common Stock is owned by S&H Inc., a company wholly owned by Messrs. Silver and Horrigan.

         (4) MSLEF II and Messrs. Silver and Horrigan are parties to a Stockholders Agreement dated as of December 21, 1993, as amended, which contains certain restrictions with respect to the transferability of Common Stock by the parties thereto and certain agreements with respect to (i) the voting of Common Stock held by the parties thereto (including certain transferees of the parties thereto) in connection with the election of directors of the Company and certain mergers and sales involving the Company and (ii) certain registration rights granted by the Company to the parties thereunder. MSLEF II and Messrs. Silver and Horrigan are also parties to a Stockholders Agreement dated as of February 14, 1997, which contains certain agreements with respect to the voting of Common Stock held or controlled by the parties thereto in connection with the election of directors of the Company and with respect to certain mergers and sales involving the Company. Accordingly, MSLEF II and Messrs. Silver and Horrigan (as well as Silver Family Limited Partnership and Horrigan Family Limited Partnership as transferees of Messrs. Silver and Horrigan, respectively) share voting power with respect to (i) 5,835,842 shares

                                                             Page 13 of 18 Pages

of Common Stock owned by MSLEF II, (ii) 3,422,345.7 shares of Common Stock owned by Mr. Silver, (iii) 3,422,345.7 shares of Common Stock owned by Mr. Horrigan
(iv) 154,198.3 shares of Common Stock owned by Silver Family Limited Partnership, and (iv) 154,198.3 shares of Common Stock owned by Horrigan Family Limited Partnership.

         (5) MSLEF II, Inc. is the general partner of MSLEF II and may be deemed to have shared voting and dispositive power with respect to any shares held by MSLEF II.

         (6) Morgan Stanley is the parent company of MSLEF II, Inc. and may be deemed to have shared voting and dispositive power with respect to any shares held by MSLEF II.

         (7) Mr. Silver is the sole general partner of Silver Family Limited Partnership and shares voting and dispositive power with Silver Family Limited Partnership over the Common Stock owned by such partnership, and Mr. Horrigan is the sole general partner of Horrigan Family Limited Partnership and shares voting and dispositive power with Horrigan Family Limited Partnership over the Common Stock owned by such partnership.

Item 5.        Ownership of Five Percent or Less of a Class.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|

Item 6.       Ownership of More than Five Percent on Behalf of
              Another Person.

              Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

              Not applicable.

Item 8.       Identification and Classification of Members of the Group.

              Not applicable.

Item 9.       Notice of Dissolution of Group.

              Not applicable.

Item 10.      Certification.

              Not applicable.

                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 17, 1997

                                             THE MORGAN STANLEY LEVERAGED
                                               EQUITY FUND II,  L.P.

                                             By:      Morgan Stanley Leveraged
                                                      Equity Fund II, Inc., its
                                                      general partner


                                             By:  /s/ Peter R. Vogelsang
                                                 ------------------------------
                                                 Name:   Peter R. Vogelsang
                                                 Title:  Secretary



                                             MORGAN STANLEY LEVERAGED
                                               EQUITY FUND II, INC.


                                             By:  /s/ Peter R. Vogelsang
                                                 ------------------------------
                                                 Name:   Peter R. Vogelsang
                                                 Title:  Secretary



                                             MORGAN STANLEY, DEAN WITTER,
                                               DISCOVER & CO.


                                             By:  /s/ Peter R. Vogelsang
                                                 ------------------------------
                                                 Name:   Peter R. Vogelsang
                                                 Title:  Authorized Signatory



                                             SILVER FAMILY LIMITED PARTNERSHIP


                                             By:  /s/ R. Philip Silver
                                                 ------------------------------
                                                 Name:  R. Philip Silver
                                                 Title:  General Partner

                                             HORRIGAN FAMILY LIMITED PARTNERSHIP


                                             By: /s/ D. Greg Horrigan
                                                  ------------------------------
                                                 Name:  D. Greg Horrigan
                                                 Title:  General Partner



                                             S&H INC.


                                             By: /s/ R. Philip Silver
                                                  ------------------------------
                                                Name:  R. Philip Silver
                                                Title:   President


                                             By:  /s/ R. Philip Silver
                                                  ------------------------------
                                                 Name:  R. Philip Silver


                                             By:  /s/ D. Greg Horrigan
                                                  ------------------------------

                                                 Name:  D. Greg Horrigan

                                    EXHIBIT 1

1.   The Morgan Stanley Leveraged Equity Fund II, L.P.

2.   The Morgan Stanley Leveraged Equity Fund II, Inc.

3.   Morgan Stanley, Dean Witter, Discover & Co.

4.   R. Philip Silver.

5.   D. Greg Horrigan.

6.   Silver Family Limited Partnership.

7.   Horrigan Family Limited Partnership.

8.   S&H Inc.

                                    EXHIBIT 2

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of a statement on Schedule 13G with respect to the common stock, $.01 par value, of Silgan Holdings Inc. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13G.

     IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of the 17th day of February 1998.

THE MORGAN STANLEY LEVERAGED                    MORGAN STANLEY, DEAN WITTER
    EQUITY FUND II, L.P.                                DISCOVER & CO.

By:  Morgan Stanley Leveraged
     Equity Fund II, Inc., its general
     partner                                    By:  /s/ Peter R. Vogelsang
                                                    ----------------------------
                                                    Name:  Peter R. Vogelsang
                                                    Title:  Authorized Signatory

By:  /s/ Peter R. Vogelsang
    ----------------------------
    Name:  Peter R. Vogelsang
    Title:  Secretary



MORGAN STANLEY LEVERAGED                        S&H INC.
  EQUITY FUND II, INC.


By:  /s/ Peter R. Vogelsang                     By: /s/ R. Philip Silver
    ----------------------------                   -----------------------------
    Name:  Peter R. Vogelsang                      Name:  R. Philip Silver
    Title:  Secretary                              Title:   President

SILVER FAMILY LIMITED
PARTNERSHIP


By:  /s/ R. Philip Silver                       By: /s/ D. Greg Horrigan
    ----------------------------                   -----------------------------
    Name: R. Philip Silver                         Name:  D. Greg Horrigan
    Title:  General Partner



HORRIGAN FAMILY LIMITED
    PARTNERSHIP


By:  /s/ D. Greg Horrigan                       By: /s/  R. Philip Silver
    ----------------------------                   -----------------------------
    Name:  D. Greg Horrigan                        Name:  R. Philip Silver
    Title:  General Partner